LANDRY’S RESTAURANTS, INC. (“LNY/NYSE”) DELIVERS LETTER TO SMITH & WOLLENSKY RESTAURANT GROUP OFFERING TO ACQUIRE COMPANY FOR $7.50 PER SHARE IN CASH

Houston, January 16, 2007 – Landry’s Restaurants, Inc. (NYSE: LNY – News; the “Company”), one of the nation’s largest casual dining and entertainment companies, announced today that it has sent a letter to Smith & Wollensky Restaurant Group, Inc. (Nasdaq: SWRG) offering to acquire Smith & Wollensky Restaurant Group, through an appropriate acquisition entity by merger or otherwise, subject to certain terms and conditions, for $7.50 per share in cash. This offer represents an approximate 50% premium to the market price of $5.03 per share as of the close of business on January 12, 2007. A copy of the letter is attached and included as part of this press release.

“We believe that a combination of the two companies would be in the best interest of the stockholders of both companies,” said Tilman J. Fertitta, Chairman, President and CEO of Landry’s.

The Company’s operations include restaurants primarily under the trade names Landry’s Seafood House, Chart House, Rainforest Café and Saltgrass Steak House, the Signature Group of restaurants such as Vic & Anthony’s and Grotto, and such other businesses as hotels, marinas amusements, retail and the Golden Nugget Hotels and Casinos in Las Vegas and Laughlin, Nevada.

SWRG owns and operates Smith & Wollensky restaurants in 8 different cities, including the Las Vegas strip, downtown Chicago, Miami Beach, uptown Houston, Boston, Philadelphia, Washington, D.C., and Columbus, Ohio. It also operates 6 restaurants in New York City, including Maloney & Porcelli’s, the Post House, Park Avenue Café, Quality Meats, and the original Smith & Wollensky restaurant.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward-looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. A statement containing a projection of revenues, income, earnings per share, same store sales, capital expenditures, or future economic performance are just a few examples of forward-looking statements. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include ineffective marketing or promotions, competition, weather, store management turnover, a weak economy, higher interest rates and gas prices, construction at the Golden Nugget properties, negative same store sales, or the Company’s inability to continue its expansion strategy. The Company may not update or revise any forward-looking statements made in this press release.

CONTACT:	Tilman J. Fertitta	Rick H. Liem

	Chairman, President and CEO	Senior Vice President and CFO

	(713) 850-1010	(713) 850-1010

Dancie Ware, President

Dancie Perugini Ware Public Relations

(713) 224-9115 Office

(832) 647-1006 Cell

January 16, 2007

Smith & Wollensky Restaurant Group, Inc.

Board of Directors

880 Third Avenue

New York, New York 10022

Gentlemen:

We have had the opportunity over the past few weeks to discuss with Smith & Wollensky Restaurant Group, Inc.’s (“SWRG”) senior management team the interest of Landry’s Restaurants, Inc. (“Landry’s) in acquiring SWRG. Unfortunately, we have been unable to reach an understanding on a transaction which we believe is clearly compelling for SWRG’s stockholders. Accordingly, Landry’s hereby publicly sets forth its willingness, which we communicated to your Board on January 12, 2007, to offer to acquire SWRG, through an appropriate acquisition entity by merger or otherwise, for $7.50 per share in cash (the “Transaction”). It is readily apparent to us, as we believe it will be to your stockholders as well, that a combination of Landry’s and SWRG would be in the best interest of each of our stockholders. This offer represents an attractive approximate 50% premium to the closing market price of $5.03 per share on January 12, 2007.

Landry’s proposes that the Transaction be accomplished through a definitive merger agreement. Our offer is not subject to financing. Our proposal, however, would be conditioned upon satisfactory completion of limited remaining due diligence, obtaining all necessary consents and approvals, including approval of the Boards of Directors of Landry’s and SWRG, waiver of any anti-takeover provisions, any approvals required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, consents, approvals or authorizations required by all state, city or local licensing agencies, the obtaining of consents or approvals if required for certain key leased locations and material contracts and certain other customary conditions, including no material adverse change in SWRG’s business from what has been publicly disclosed. Our offer is also contingent on your Board not obligating SWRG for any new or additional change of control or other severance benefits for senior management, which we view as “self-serving” in nature and designed to benefit senior management at the expense of SWRG’s stockholders.

If we work together cooperatively to finalize a transaction structure and to document the transaction, we believe that all necessary consents and approvals could be obtained and the Transaction could close early in the second quarter of this year. We are also willing to consider a tender offer in a negotiated transaction to expedite stockholder liquidity.

Landry’s stands ready to meet with the Board of Directors and its representatives as soon as possible. Given our ability to consummate the Transaction without a financing contingency, we expect that the Board of Directors would meet with us promptly and seriously consider our offer particularly in light of the fact that our discussions with senior management over the last two (2) months led us to believe that a $7.50 per share offer would be acceptable to your Board. We are therefore disappointed that SWRG has chosen not to constructively engage in discussions with us on a transaction designed to bring equal value to all of SWRG’s stockholders but to simply respond to our January 12, 2007 offer with a letter letting us know that your Board would be in touch after your Board’s Special Committee had an opportunity to consider and evaluate our proposal. We sincerely hope that your Board will reconsider its position and engage in meaningful dialogue without delay so that we can work together to arrive at a negotiated transaction that will benefit SWRG and its stockholders.

If we do not hear from you promptly with an acceptable timeframe for substantive discussions, we will have to assume that SWRG and its Board of Directors do not wish to discuss our proposal further. Landry’s must of course reserve the right to evaluate all its options and take appropriate action with respect to SWRG should we fail to hear a favorable response from the Board of Directors to our proposal. We look forward to promptly engaging in meaningful discussions.

Very truly yours,

LANDRY’S RESTAURANTS, INC.

By: /S/ .